EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-209694) and on Form S-8 (Registration Nos. 33-93668, 333-91556, 333-125995, 333-160006, 333-47178, 333-63069, 333-67598, 333-83291, 333-91542, 333-143753, 333-151716, 333-160005, 333-108013, 333-134472, 333-151715, 333-160007, 333- 167528, 333-174919, 333-212102, 333-167526, 333-174918, 333-182218, 333-189424, 333-197907, 333-212104 and 333-193333) of Incyte Corporation of our report dated May 27, 2016, with respect to the consolidated balance sheets of ARIAD Pharmaceuticals (Luxembourg) S.à r.l. as of December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive loss, stockholder’s deficit and cash flows for the years then ended, appearing in the Current Report on Form 8-K/A of Incyte Corporation dated July 1, 2016.

/s/ Deloitte S.A.

/s/ Karine Szegedi Pingoud	Alexandre Ribordy

Geneva, Switzerland
July 1, 2016